    As filed with the Securities and Exchange Commission on January 12, 2007
                                                   1933 Act File No. 333-139458

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 -------------

                                   FORM N-14

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

X PRE-EFFECTIVE AMENDMENT NO. 1                 POST-EFFECTIVE AMENDMENT NO.

                         MFS(R) MUNICIPAL SERIES TRUST
               (Exact Name of Registrant as Specified in Charter)

               500 Boylston, Street, Boston, Massachusetts 02116
                    (Address of Principal Executive Offices)
        Registrant's Telephone Number, Including Area Code: 617-954-5000

                                 -------------

           Susan S. Newton, Massachusetts Financial Services Company
                              500 Boylston Street
                          Boston, Massachusetts 02116
                    (Name and Address of Agent for Service)

                                 -------------

                 APPROXIMATE DATE OF PROPOSED PUBLIC OFFERING:
 As soon as practicable after the effective date of the registration statement.

NO FILING FEE IS REQUIRED BECAUSE AN INDEFINITE NUMBER OF SHARES HAVE PREVIOUSLY BEEN REGISTERED PURSUANT TO RULE 24F-2 UNDER THE INVESTMENT COMPANY ACT OF 1940.

The Registrant hereby amends this Registration Statement on such date as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

===============================================================================

Parts A, B, and C are incorporated by reference to the Registrant's Registration Statement on Form N-14 (File No. 333-139458) (the "Registration Statement") filed with the Commission on December 18, 2006.

The purpose of this Pre-Effective Amendment No. 1 is to delay the effectiveness of the Registration Statement.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Pre-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of Boston and The Commonwealth of Massachusetts on the 12th day of January 2007.

                                     MFS(R)  MUNICIPAL SERIES TRUST

                                     By:    MARIA F. DWYER*
                                            -----------------------------------
                                     Name:  Maria F. Dwyer
                                     Title: President

      Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities indicated on January 12, 2007.

         SIGNATURE                                     TITLE
         ---------                                     -----

MARIA F. DWYER*                      President (Principal Executive Officer)
----------------------------
Maria F. Dwyer


TRACY A. ATKINSON*                   Principal Financial and Accounting Officer
----------------------------
Tracy A. Atkinson


ROBERT E. BUTLER*                    Trustee
----------------------------
Robert E. Butler


LAWRENCE H. COHN*                    Trustee
----------------------------
Lawrence H. Cohn


DAVID H. GUNNING*                    Trustee
----------------------------
David H. Gunning


WILLIAM R. GUTOW*                    Trustee
----------------------------
William R. Gutow


MICHAEL HEGARTY*                     Trustee
----------------------------
Michael Hegarty


J. ATWOOD IVES*                      Trustee
----------------------------
J. Atwood Ives


ROBERT J. MANNING*                   Trustee
----------------------------
Robert J. Manning


LAWRENCE T. PERERA*                  Trustee
----------------------------
Lawrence T. Perera


ROBERT C. POZEN*                     Trustee
----------------------------
Robert C. Pozen


J. DALE SHERRATT*                    Trustee
----------------------------
J. Dale Sherratt


LAURIE J. THOMSEN*                   Trustee
----------------------------
Laurie J. Thomsen


ROBERT W. UEK*                       Trustee
----------------------------
Robert W. Uek

                                     *By:  SUSAN S. NEWTON
                                           ------------------------------------
                                     Name: Susan S. Newton
                                           as Attorney-in-fact

                                     Executed by Susan S. Newton on behalf of those indicated pursuant to (i) a Power of Attorney, dated December 14, 2006, incorporated by reference to the Registrant's Registration Statement on Form N-14 (File No. 333-139458) filed with the SEC via EDGAR on December 18, 2006 (Dwyer and Atkinson); and (ii) a Power of Attorney, dated December 14, 2006, incorporated by reference to the Registrant's Registration Statement on Form N-14 (File No. 333-139458) filed with the SEC via EDGAR on December 18, 2006 (Trustees).